Exhibit 10.13

EPICOR

November 6, 2013

Kathy Crusco
Epicor Software Corporation
Chief Financial Officer and Exec. Vice-President

Re:     Relocation Agreement

Dear Kathy,

I am pleased to provide you with this letter summarizing our discussions related to your relocation from the Company’s Dublin, California office to the Company’s Austin, Texas office. As we have discussed, the following considerations are being offered to you as part of this agreement.

To confirm, we have agreed upon the following:

1.	Title and Transfer Date

Your current title of Chief Financial Officer and Executive Vice-President as well as your compensation package will remain the same. You will continue to report directly to the Company CEO and President. You will be headquartered in the Austin, TX office. Your Effective Transfer Date will be no later than January 6, 2014.

2.	Compensation

•
Base Pay – There is no change to your current base salary of US $410,000 per year, less applicable withholding, earned and payable semi-monthly. You will continue to be paid by US payroll on the fifteenth (15th) and the last day of each month.

•	Incentive Bonus – There are no changes to the terms of your current Incentive Bonus Plan participation.

•	Restricted Units – There are no changes to your prior grants or terms pertaining to your Series B or C Restricted Units.

•	Classification – your classification as Full-time, salaried, exempt from paid overtime will remain the same.

•	PTO and Benefits - all current accruals and elections will remain the same. You will be sent a new medical card to cover the change in plan number for out of state Blue Cross coverage.

•	For purposes of state tax deductions, your state tax code will be transferred from California to the Texas state tax code as soon as your transfer is completed.

3.	Severance
Your entitlement to Severance under the Epicor Executive Severance Plan for Qualified Termination as defined therein shall be twelve (12) months of base pay and 12 months of 100% on-target bonus payable to you according to the terms and conditions of that Plan. During that 12 month period, you shall also continue to be entitled to participate in the Company's employee group health benefit plans under COBRA, and the premiums shall be paid by the Company, subject to your election to participate.

4.	Relocation/Moving Allowance to Austin.

The Company agrees to pay to you a conditional one-time $100,000 net payment bonus on January 6, 2014 in order to assist you for the expenses incurred by you in moving and relocating your family and household to Austin, Texas from California. Such bonus shall only be payable provided you have completed such move by January 5, 2014 and may be used by you for any costs or expenses reasonably associated with or related to your move to Austin. To the extent necessary, the Company shall provide you with a gross up for any taxes incurred by Executive on any taxable portion of such bonus paid to you by the Company pursuant to this section. In the event that you should voluntarily terminate your position as Company CFO (and not as a result of or following a change of control) before the end of the three (3) year period following your move to Austin, you shall be required to promptly pay the bonus back to the Company on a pro-rated basis calculated over the remainder of the 3 year period, i.e. $33,333 per year. Notwithstanding anything in this section to the contrary, any gross up that the Company provides to you for any taxes incurred by you on any taxable relocation funds paid by the Company pursuant to this section will be paid no later than the end of your taxable year following the taxable year in which you remit the taxes owed on any taxable reimbursements. The gross up described in the preceding sentence is intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(v).
The Company shall also pay you for the reasonable airfare and lodging expense for one trip for you and your husband to Austin for house hunting/closing purposes. You shall submit receipts for all such claimed expenses for reimbursement in accordance with Company policy.

5.	Relocation To California from Austin upon Qualified Termination.
Following your relocation to Austin and upon the occurrence of a Qualified Termination at any time during your Employment, regardless of whether or not such Qualified Termination occurs in connection with a change of control of the Company, and if following such Termination you choose to relocate your residence and family back to California from Austin, the Company agrees that it shall reimburse you (a) for your actual closing and related seller’s costs incurred by you in connection with the sale of your Austin home up to a total of $60,000, and (b) for your reasonable moving expenses incurred in moving and relocating your family and household from Austin to California up to a total of $40,000 (USD). All such expenses must be incurred no later than the last day of the second calendar year following the year in which your Involuntary Termination occurs. Such reimbursement shall only pertain to actual closing costs and moving related expenses, such as for household goods, automobiles, etc., and will not include any costs or expenses associated with the purchase of a residence in California such as points on loans. The Company shall provide you with a gross up for any taxes incurred by you on any taxable relocation funds paid to you by the Company pursuant to this section. You agree that you will submit all such reimbursable expenses to the Company with appropriate documentation, including proper receipts, as such expenses are incurred. In no event will reimbursements be made later than the end of the third calendar year following the year of your termination. The reimbursements described in this Section are intended to comply with the “limited payment” and/or “reasonable moving expense” exceptions in Treasury Regulation Section 1.409A-1(b)(9)(v)(A). Notwithstanding anything in this section to the contrary, any gross up that the Company provides to you for any taxes incurred by you on any taxable relocation funds paid by the Company pursuant to this section will be paid no later than the end of your taxable year following the taxable year in which you remit the taxes owed on the taxable reimbursements. The gross up described in the preceding sentence is intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(v).

Your employment with Epicor remains at the mutual consent of you and the Company and while the company has every hope that the employment relationship with you will continue to be mutually beneficial and rewarding, your employment with the Company remains “At-Will” and nothing in this Agreement changes this fact or that you and the Company retain the right to terminate your employment relationship “At-Will”, at any time, with or without cause or prior notice.

Please let me know if you have any questions regarding this transfer. Otherwise, I ask that you please return a signed copy of this letter signifying your agreement with these terms and conditions.

Kathy, we have a great opportunity to take the Company to a new level of performance. Your past experience and skills are and will continue to be a great fit with Epicor and we look forward to working with you from your new Austin location.

Sincerely,

Epicor Software Corporation

Juanita Lott
CHRO and Senior Vice-President

I have read the above terms and conditions, I understand them and I expressly agree to them:

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Kathy Crusco                    Date